Name                          Jurisdiction                Percentage Ownership
----                          ------------                --------------------
OVM Development Limited       British Virgin Islands      100%

Liuzhou OVM Construction      People's Republic           70% (by ODL)
Machinery Company Limited     of China

Liuzhou Prestress             People's Republic           69.3% (by Liuzhou OVM)
Construction Co. Ltd.         of China